UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Starz Entertainment Corp.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	1-14880
(State or other jurisdiction of incorporation)	(Commission File Number)

250 Howe Street, 20th Floor

Vancouver, British Columbia V6C 3R8

1647 Stewart Street

Santa Monica, California 90404

(Address of principal executive offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Share Purchase Rights	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

Item 1. Description of Registrant’s Securities to be Registered.

On March 10, 2026, the Board of Directors of Starz Entertainment Corp., a company organized under the laws of the Province of British Columbia, Canada (the “Company”), declared a dividend of one right (a “Right”) for each outstanding common share, no par value, of the Company held of record at 5:00 p.m. Pacific Time on March 20, 2026 (the “Record Time”), and for each common share issued thereafter, including pursuant to options and convertible securities outstanding at the Record Time, the Right shall accompany and be delivered with such common shares issued. The Rights will be payable on the later of the Record Time and the certification by the Nasdaq Stock Market to the U.S. Securities and Exchange Commission that the Rights have been approved for listing and registration. The Rights will be issued pursuant to the Shareholder Protection Rights Agreement, dated as of March 10, 2026 (the “Rights Agreement”), between the Company and Computershare Investor Services Inc., as Rights Agent.

The Rights Agreement (which includes as Exhibit A the forms of Rights Certificate, Assignment, and Election to Exercise) is attached hereto as an exhibit and is hereby incorporated herein by reference. The description of the Rights is incorporated by reference herein to the Company’s Current Report on Form 8-K, dated March 10, 2026, and is qualified in its entirety by reference to the Rights Agreement and such exhibits thereto.

Item 2. Exhibits.

Exhibit No.	Description

(1)	Shareholder Protection Rights Agreement, dated as of March 10, 2026, between the Company and Computershare Investor Services Inc., as Rights Agent, which includes as Exhibit A the forms of Rights Certificate, Assignment, and Election to Exercise (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K dated March 10, 2026).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Starz Entertainment Corp.

By	/s/ Audrey Lee
Name: Audrey Lee
Title: EVP and General Counsel

Date: March 10, 2026